ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-164323

December 13, 2011

MarkWest Energy Partners, L.P.

Term Sheet

Issuer:	MarkWest Energy Partners, L.P. (NYSE: MWE)
Offering Size:	10,000,000 common units representing limited partner interests (plus 30-day option to purchase up to 1,500,000 additional common units)
Offering Price:	$54.25 per common unit
Gross Proceeds:	$542,500,000 (excluding exercise of option)
Net Proceeds:	$521,143,000 (excluding exercise of option), after deducting underwriting discounts and estimated offering expenses
Underwriters:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

Barclays Capital Inc.
Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

RBC Capital Markets, LLC

J.P. Morgan Securities LLC

Revised Capitalization Disclosure

In the As Further adjusted column of the capitalization table on page S-11 of the preliminary prospectus supplement relating to the offering of the common units, Cash and cash equivalents is $176,910, Credit Facility is $0, Total debt is $1,780,033, Common units is 777,935, Class B Units is 800,000, Non-controlling interest is $70,530, Total equity is $1,648,465, and Total capitalization is $3,428,498 (all amounts in thousands).

Additional Information:

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408, Barclays Capital Inc. toll-free at 1-888-603-5847, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, UBS Securities LLC toll free at 1-888-827-7275, Wells Fargo Securities, LLC toll free at 1-800-326-5897.

NOTE ABOUT NON-CITIZEN ASSIGNEES

If MarkWest Energy Partners, L.P.’s general partner reasonably determines at any time that a holder’s nationality, citizenship or other related status creates a substantial risk of cancellation or forfeiture of any property in which MarkWest Energy Partners, L.P. has an interest, then such holder’s common units may be subject to redemption, or such holder’s rights to direct the voting of their units and to receive distributions may be restricted. Prospective investors should read the MarkWest Energy Partners, L.P. prospectus supplement and accompanying prospectus for further information.